Term Sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014
Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated November 14, 2014; Rule 433
Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF due November 27, 2017
General
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The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest Review Date for which the closing price of one share of each of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF is greater than or equal to 70% of its Initial Share Price, which we refer to as an Interest Barrier.  Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Interest Review Dates.

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The notes will be automatically called if the closing price of one share of each Fund on any quarterly Autocall Review Date is greater than or equal to its Initial Share Price.  The earliest date on which an automatic call may be initiated is February 23, 2015.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The payment at maturity is not linked to a basket composed of the Funds. The payment at maturity is linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
Key Terms
Funds:
The iShares®MSCI EAFE ETF (Bloomberg ticker: EFA), the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) and the SPDR® EURO STOXX 50® ETF (Bloomberg ticker: FEZ) (each, a “Fund” and collectively, the “Funds”)

Contingent Interest Payments:
If the notes have not been automatically called and the closing price of one share of each Fund on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $4.7917* (equivalent to an interest rate of at least 5.75%* per annum, payable at a rate of at least 0.47917%* per month).
If the closing price of one share of any Fund on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.

Interest Barrier / Trigger Level:	With respect to each Fund, an amount that represents 70% of its Initial Share Price
Contingent Interest Rate:
At least 5.75%* per annum, payable at a rate of at least 0.47917%* per month, if applicable
*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 5.75% per annum.

Automatic Call:
If the closing price of one share of each Fund on any Autocall Review Date is greater than or equal to its Initial Share Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to that Autocall Review Date, payable on the applicable Call Settlement Date.

Payment at Maturity:
If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.
If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price of the Least Performing Fund is less than its Initial Share Price.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Least Performing Fund Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Final Share Price (i.e., the closing price on the final Review Date) of any Fund is less than its Trigger Level.
Pricing Date:	On or about November 21, 2014
Original Issue Date (Settlement Date):	On or about November 26, 2014
Maturity Date†:	November 27, 2017
CUSIP:	48127DW46
Other Key Terms:	See “Additional Key Terms” in this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $33.50 per $1,000 principal amount note and in no event will these selling commissions exceed $35.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $940.20 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $920.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

November 14, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Fund Return:	With respect to each Fund: (Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price:	With respect to each Fund, the closing price of one share of that Fund on the Pricing Date
Final Share Price:	With respect to each Fund, the closing price of one share of that Fund on the final Review Date
Share Adjustment Factor:
With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set initially at 1.0 on the Pricing Date.  The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information about these adjustments.

Least Performing Fund:	The Fund with the Least Performing Fund Return
Least Performing Fund Return:	The lowest of the Fund Returns of the Funds
Interest Review Dates†:
December 22, 2014, January 21, 2015, February 23, 2015, March 23, 2015, April 21, 2015, May 21, 2015, June 22, 2015, July 21, 2015, August 21, 2015, September 21, 2015, October 21, 2015, November 23, 2015, December 21, 2015, January 21, 2016, February 22, 2016, March 21, 2016, April 21, 2016, May 23, 2016, June 21, 2016, July 21, 2016, August 22, 2016, September 21, 2016, October 21, 2016, November 21, 2016, December 21, 2016, January 23, 2017, February 21, 2017, March 21, 2017, April 21, 2017, May 22, 2017, June 21, 2017, July 21, 2017, August 21, 2017, September 21, 2017, October 23, 2017 and November 21, 2017 (the “final Review Date”)

Autocall Review Dates†:	February 23, 2015, May 21, 2015, August 21, 2015, November 23, 2015, February 22, 2016, May 23, 2016, August 22, 2016, November 21, 2016, February 21, 2017, May 22, 2017 and August 21, 2017
Interest Payment Dates†:
December 26, 2014, January 26, 2015, February 26, 2015, March 26, 2015, April 24, 2015, May 27, 2015, June 25, 2015, July 24, 2015, August 26, 2015, September 24, 2015, October 26, 2015, November 27, 2015, December 24, 2015, January 26, 2016, February 25, 2016, March 24, 2016, April 26, 2016, May 26, 2016, June 24, 2016, July 26, 2016, August 25, 2016, September 26, 2016, October 26, 2016, November 25, 2016, December 27, 2016, January 26, 2017, February 24, 2017, March 24, 2017, April 26, 2017, May 25, 2017, June 26, 2017, July 26, 2017, August 24, 2017, September 26, 2017, October 26, 2017 and the Maturity Date

Call Settlement Date†:	If the notes are automatically called on any Autocall Review Date, the first Interest Payment Date immediately following that Autocall Review Date
†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

JPMorgan Structured Investments —	TS-1
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

Selected Purchase Considerations

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MONTHLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each monthly Interest Review Date of at least $4.7917* per $1,000 principal amount note (equivalent to an interest rate of at least 5.75%* per annum, payable at a rate of at least 0.47917%* per month).  If the notes have not been automatically called and the closing price of one share of each Fund on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date.  If the closing price of one share of any Fund on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

* The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 5.75% per annum.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Fund on any quarterly Autocall Review Date is greater than or equal to its Initial Share Price, your notes will be automatically called prior to the Maturity Date.  Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to that Autocall Review Date, payable on the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

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EXPOSURE TO EACH OF THE FUNDS — The return on the notes is linked to the Least Performing Fund, which will be any of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF or the SPDR® EURO STOXX 50® ETF.

The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index, which we refer to as the Underlying Index with respect to the iShares® MSCI EAFE ETF.  The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe, Asia, Australia and New Zealand.  On July 1, 2013, the name of the iShares® MSCI EAFE ETF was changed from the iShares® MSCI EAFE Index Fund to the current name. For additional information about the iShares® MSCI EAFE ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1a-I.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares® , Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF.  The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.  On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name.  For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1a-I.

The SPDR® EURO STOXX 50® ETF is an exchange-traded fund of SPDR® Index Shares Funds, a registered investment company, which seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index, which we refer to as the Underlying Index with respect to the SPDR® EURO STOXX 50® ETF. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the Fund, see the information set forth under “Annex A — The SPDR® EURO STOXX 50® ETF” below.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on

JPMorgan Structured Investments —	TS-2
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).
In addition, withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including an automatic call or redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.
In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in one or more of the Funds or any of the equity securities held by the Funds.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I dated November 7, 2014 and in the “Risk Factors” section of the accompanying underlying supplement no. 1a-I dated November 7, 2014.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Share Price of the Least Performing Fund is less than its Initial Share Price.  Accordingly, under these circumstances, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Fund.  If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review Date only if the closing price of one share of each Fund on that Interest Review Date is greater than or equal to its Interest Barrier.  If the closing price of one share of any Fund on that Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Interest Review Date will not be accrued and subsequently paid.  Accordingly, if the closing price of one share of any Fund on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the Interest Review Date corresponding to the relevant Autocall Review Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF ANY FUND — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of any Fund, which may be significant.  You will not participate in any appreciation in the value of any Fund.

JPMorgan Structured Investments —	TS-3
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Fund during the term of the notes.
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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH FUND — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Funds.  If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Fund such that you will be equally exposed to the risks related to any of the Funds.  The performance of the Funds may not be correlated.  Poor performance by any of the Funds over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Fund.  Accordingly, your investment is subject to the risk of decline in the value of each Fund.

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THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Share Price of any Fund is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Least Performing Fund.  The Final Share Price of each Fund will be determined based on the applicable closing price on a single day near the end of the term of the notes.  In addition, the closing price of one share of a Fund at other times during the term of the notes could be greater than or equal to its Trigger Level.  This difference could be particularly large if there is a significant decrease in the closing price of any or all of the Funds during the later portion of the term of the notes or if there is significant volatility in the closing price of any or all of the Funds during the term of the notes, especially on dates near the final Review Date.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING FUND — Because the payment at maturity will be determined based on the performance of the Least Performing Fund, you will not benefit from the performance of any other Fund.  Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Share Price of any other Fund is greater than or equal to its Initial Share Price.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue

JPMorgan Structured Investments —	TS-4
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Funds, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the prices of the Funds;
•	the time to maturity of the notes;
•	whether the closing price of one share of any Fund has been, or is expected to be, less than its Interest Barrier on any Interest Review Date and whether a Trigger Event is expected to occur;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Funds and the equity securities held by the Funds;
•	the actual and expected positive or negative correlation between the Funds, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Funds trade and the correlation among those rates and the prices of the Funds;

•	the occurrence of certain events to the Funds that may or may not require an adjustment to the applicable Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•
NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Funds or the securities held by the Funds would have.

•
VOLATILITY RISK — Greater expected volatility with respect to a Fund indicates a greater likelihood as of the Pricing Date that the closing price of one share of that Fund could be less than its Interest Barrier on an Interest Review Date and/or that a Trigger Event could occur.  An Fund’s volatility, however, can change significantly over the term of the notes.  The closing price of one share of a Fund could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

•
THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of the Funds are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market.  Each Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Funds and, consequently, the value of the notes.

•
DIFFERENCES BETWEEN EACH FUND AND ITS UNDERLYING INDEX — Each Fund does not fully replicate its Underlying Index and may hold securities not included in its Underlying Index.  In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between each Fund and its Underlying Index.  In addition, corporate actions with respect to the equity securities held by each Fund (such as mergers and spin-offs) may impact the variance between that Fund and its Underlying Index.  Finally, because the shares of each Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of each

JPMorgan Structured Investments —	TS-5
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index.
•
NON-U.S. SECURITIES RISK — The equity securities held by the Funds have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•
EMERGING MARKETS RISK WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF — The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Funds are converted into U.S. dollars for purposes of calculating the net asset value of the Funds, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Funds trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Funds denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Funds will be adversely affected and any payment on the notes may be reduced.  Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

JPMorgan Structured Investments —	TS-6
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Fund?

If the notes have not been automatically called and the closing price of one share of each Fund on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $4.7917 (equivalent to an interest rate of at least 5.75% per annum, payable at a rate of at least 0.47917% per month).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 5.75% per annum.  If the closing price of one share of any Fund on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.  We refer to the Interest Payment Date immediately following any Interest Review Date on which the closing price of one share of any Fund is less than its Interest Barrier as a “No-Coupon Date.”  The following table assumes a Contingent Interest Rate of 5.75% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$172.5000
1 No-Coupon Date	$167.7083
2 No-Coupon Dates	$162.9167
3 No-Coupon Dates	$158.1250
4 No-Coupon Dates	$153.3333
5 No-Coupon Dates	$148.5417
6 No-Coupon Dates	$143.7500
7 No-Coupon Dates	$138.9583
8 No-Coupon Dates	$134.1667
9 No-Coupon Dates	$129.3750
10 No-Coupon Dates	$124.5833
11 No-Coupon Dates	$119.7917
12 No-Coupon Dates	$115.0000
13 No-Coupon Dates	$110.2083
14 No-Coupon Dates	$105.4167
15 No-Coupon Dates	$100.6250
16 No-Coupon Dates	$95.8333
17 No-Coupon Dates	$91.0417
18 No-Coupon Dates	$86.2500
19 No-Coupon Dates	$81.4583
20 No-Coupon Dates	$76.6667
21 No-Coupon Dates	$71.8750
22 No-Coupon Dates	$67.0833
23 No-Coupon Dates	$62.2917
24 No-Coupon Dates	$57.5000
25 No-Coupon Dates	$52.7083
26 No-Coupon Dates	$47.9167
27 No-Coupon Dates	$43.1250
28 No-Coupon Dates	$38.3333
29 No-Coupon Dates	$33.5417
30 No-Coupon Dates	$28.7500
31 No-Coupon Dates	$23.9583
32 No-Coupon Dates	$19.1667
33 No-Coupon Dates	$14.3750
34 No-Coupon Dates	$9.5833
35 No-Coupon Dates	$4.7917
36 No-Coupon Dates	$0.0000

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes that the Least Performing Fund is the iShares® MSCI Emerging Markets ETF and that the closing price of one share of each of the other Funds on each Autocall Review Date is greater than or equal to its Initial Share Price (and therefore its Interest Barrier and Trigger Level).  We make no representation or warranty as to which of the Funds will be the Least Performing Fund for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of one share of any Fund will be on any Review Date.  In addition, the following table and examples assume an Initial Share Price for the Least Performing Fund of $41, an Interest Barrier and a Trigger Level for the Least Performing Fund of $28.70 (equal to 70% of the hypothetical Initial Share Price) and a Contingent Interest Rate of 5.75% per annum (payable at a rate of 0.47917% per month).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 5.75% per annum.  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

JPMorgan Structured Investments —	TS-7
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

		Review Dates Prior to the Final Review Date		Final Review Date
Closing Price of the Least Performing Fund	Least Performing Fund Appreciation / Depreciation at Review Date	Payment on Interest Payment Date (Assuming No Automatic Call, If Applicable) (1)	Payment on Call Settlement Date If Automatically Called (1)(2)	Least Performing Fund Return	Payment at Maturity If a Trigger Event Has Not Occurred (3)	Payment at Maturity If a Trigger Event Has Occurred (3)
$73.8000	80.00%	$4.7917	$1,004.7917	80.00%	$1,004.7917	N/A
$69.7000	70.00%	$4.7917	$1,004.7917	70.00%	$1,004.7917	N/A
$65.6000	60.00%	$4.7917	$1,004.7917	60.00%	$1,004.7917	N/A
$61.5000	50.00%	$4.7917	$1,004.7917	50.00%	$1,004.7917	N/A
$57.4000	40.00%	$4.7917	$1,004.7917	40.00%	$1,004.7917	N/A
$53.3000	30.00%	$4.7917	$1,004.7917	30.00%	$1,004.7917	N/A
$49.2000	20.00%	$4.7917	$1,004.7917	20.00%	$1,004.7917	N/A
$47.1500	15.00%	$4.7917	$1,004.7917	15.00%	$1,004.7917	N/A
$45.1000	10.00%	$4.7917	$1,004.7917	10.00%	$1,004.7917	N/A
$43.0500	5.00%	$4.7917	$1,004.7917	5.00%	$1,004.7917	N/A
$41.0000	0.00%	$4.7917	$1,004.7917	0.00%	$1,004.7917	N/A
$38.9500	-5.00%	$4.7917	N/A	-5.00%	$1,004.7917	N/A
$36.9000	-10.00%	$4.7917	N/A	-10.00%	$1,004.7917	N/A
$32.8000	-20.00%	$4.7917	N/A	-20.00%	$1,004.7917	N/A
$28.7000	-30.00%	$4.7917	N/A	-30.00%	$1,004.7917	N/A
$28.6959	-30.01%	$0.0000	N/A	-30.01%	N/A	$699.90
$24.6000	-40.00%	$0.0000	N/A	-40.00%	N/A	$600.00
$20.5000	-50.00%	$0.0000	N/A	-50.00%	N/A	$500.00
$16.4000	-60.00%	$0.0000	N/A	-60.00%	N/A	$400.00
$12.3000	-70.00%	$0.0000	N/A	-70.00%	N/A	$300.00
$8.2000	-80.00%	$0.0000	N/A	-80.00%	N/A	$200.00
$4.1000	-90.00%	$0.0000	N/A	-90.00%	N/A	$100.00
$0.0000	-100.00%	$0.0000	N/A	-100.00%	N/A	$0.00
(1) You will receive a Contingent Interest Payment in connection with an Interest Review Date if the closing price of one share of each Fund on that Interest Review Date is greater than or equal to its Interest Barrier.

(2) The notes will be automatically called if the closing price of one share of each Fund on any Autocall Review Date is greater than or equal to its Initial Share Price.

(3) A Trigger Event occurs if the Final Share Price (i.e., the closing price on the final Review Date) of any Fund is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: Contingent Interest Payments are paid in connection with one of the Interest Review Dates preceding the fourth Autocall Review Date, the closing price of one share of the Least Performing Fund is less than the Initial Share Price of $41 on each of the Review Dates preceding the fourth Autocall Review Date and the closing price of one share of the Least Performing Fund increases from the Initial Share Price of $41 to a closing price of $49.20 on the fourth Autocall Review Date.  The investor receives a payment of $4.7917 per $1,000 principal amount note in connection with one of the Interest Review Dates preceding the fourth Autocall Review Date, but the notes are not automatically called on any of the Autocall Review Dates preceding the fourth Autocall Review Date because the closing price of one share of the Least Performing Fund is less than its Initial Share Price on each of the Autocall Review Dates preceding the fourth Autocall Review Date.  Because the closing price of one share of each Fund on the fourth Autocall Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the fourth Autocall Review Date (which is also the twelfth Interest Review Date).  In addition, because the closing price of one share of each Fund on the fourth Autocall Review Date is greater than its Initial Share Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,004.7917 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $4.7917 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  As a result, the total amount paid on the notes over the term of the notes is $1,009.5833 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-8
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

Example 2: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Interest Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Fund increases from the Initial Share Price of $41 to a Final Share Price of $49.20 — A Trigger Event has not occurred.  The investor receives a payment of $4.7917 per $1,000 principal amount note in connection with each of the Interest Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Final Share Price of each Fund is greater than its Interest Barrier, the investor receives at maturity a payment of $1,004.7917 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $4.7917 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,172.50 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with four of the Interest Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Fund decreases from the Initial Share Price of $41 to a Final Share Price of $28.70 — A Trigger Event has not occurred.  The investor receives a payment of $4.7917 per $1,000 principal amount note in connection with four of the Interest Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the Final Share Price of the Least Performing Fund is equal to its Interest Barrier, even though the Final Share Price of the Least Performing Fund is less than its Initial Share Price, the investor receives at maturity a payment of $1,004.7917 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $4.7917 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,023.9583 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Interest Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Fund decreases from the Initial Share Price of $41 to a Final Share Price of $16.40 — A Trigger Event has occurred.  The investor receives a payment of $4.7917 per $1,000 principal amount note in connection with each of the Interest Review Dates preceding the final Review Date.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Share Price of the Least Performing Fund is less than its Interest Barrier, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $567.7083 per $1,000 principal amount note.

Example 5: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Interest Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Fund decreases from the Initial Share Price of $41 to a Final Share Price of $12.30 — A Trigger Event has occurred.  Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Interest Review Dates preceding the final Review Date, a Trigger Event has occurred and the Final Share Price of the Least Performing Fund is less than its Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-9
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

Historical Information

The following graphs show the historical weekly performance of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF from January 2, 2009 through November 7, 2014.  The closing price of one share of the iShares® MSCI EAFE ETF on November 13, 2014 was $63.27.  The closing price of one share of the iShares® MSCI Emerging Markets ETF on November 13, 2014 was $41.10.  The closing price of one share of the SPDR® EURO STOXX 50® ETF on November 13, 2014 was $37.45.

We obtained the various closing prices of the Funds below from the Bloomberg Professional® service “Bloomberg”, without independent verification.  The historical prices of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on the Pricing Date or any Review Date, including the final Review Date.  We cannot give you assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

JPMorgan Structured Investments —	TS-10
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Funds” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	TS-11
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

ANNEX A

The SPDR® EURO STOXX 50® ETF

We have derived all information contained in this term sheet regarding the SPDR® EURO STOXX 50® ETF (the “FEZ Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, State Street Bank and Trust Company (“SSBTC”), as trustee of the FEZ Fund. The FEZ Fund is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSgA FM”). The FEZ Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “FEZ.”

SPDR® Index Shares Funds is a registered investment company that consists of numerous separate investment portfolios, including the FEZ Fund. Information provided to or filed with the SEC by the FEZ Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92106 and 811-21145, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the FEZ Fund, SSBTC and SSgA FM, please see the FEZ Fund’s prospectus. In addition, information about the FEZ Fund, SSBTC and SSgA FM may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the FEZ Fund website at https://www.spdrs.com/product/fund.seam?ticker=FEZ. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the FEZ Fund’s website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective and Strategy

The FEZ Fund’s objective is to provide investment results that, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index. See “Equity Index Descriptions — The EURO STOXX 50® Index” in underlying supplement no. 1a-I for more information about the EURO STOXX 50® Index.  The FEZ Fund employs a sampling strategy, which means that the FEZ Fund is not required to purchase all of the securities represented in the EURO STOXX 50® Index. Instead, the FEZ Fund may purchase a subset of the securities in the EURO STOXX 50® Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the EURO STOXX 50® Index. The quantity of holdings in the FEZ Fund will be based on a number of factors, including asset size of the FEZ Fund. Based on its analysis of these factors, SSgA FM may invest the FEZ Fund’s assets in a subset of securities in the EURO STOXX 50® Index or may invest the FEZ Fund’s assets in substantially all of the securities represented in the EURO STOXX 50® Index in approximately the same proportions as the EURO STOXX 50® Index. Under normal market conditions, the FEZ Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the EURO STOXX 50® Index.  In addition, the FEZ Fund may invest in equity securities that are not included in the EURO STOXX 50® Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

The FEZ Fund is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities, and differs from an actively managed fund, which typically seeks to outperform a benchmark index. As a result, the FEZ Fund may hold constituent securities of the EURO STOXX 50® Index regardless of the current or projected performance of a specific security or a particular industry or market sector.

The return of the FEZ Fund may not match or achieve a high degree of correlation with the return of the EURO STOXX 50® Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. It may take several business days for additions and deletions to the EURO STOXX 50® Index to be reflected in the portfolio composition of the FEZ Fund.

Holdings Information

The following tables summarize the FEZ Fund’s top holdings in individual companies and by sector as of November 13, 2014.

Top Holdings in Individual Securities as of November 13, 2014

Name	Weight
Total SA	5.59%
Bayer AG	4.72%
Sanofi	4.64%
Banco Santander S.A.	4.11%
Siemens AG	3.77%
Anheuser-Busch InBev SA	3.52%
BASF SE	3.27%
Daimler AG	3.15%
Allianz SE	3.08%
BNP Paribas SA Class A	2.72%

JPMorgan Structured Investments —	A-1
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF

Top Holdings by Sector as of November 13, 2014

Sector	Percentage of Total Holdings
Financials	26.17%
Industrials	11.44%
Health Care	10.33%
Consumer Staples	10.17%
Consumer Discretionary	9.00%
Energy	8.70%
Telecommunication Services	7.08%
Utilities	6.28%
Information Technology	5.53%
Materials	5.00%

The information above was compiled from the FEZ Fund’s website, without independent verification. Information contained in the FEZ Fund’s website is not incorporated by reference in, and should not be considered a part of, this term sheet.

JPMorgan Structured Investments —	A-2
Auto Callable Contingent Interest Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF